PRESS RELEASE

                                                     January 27, 1998


Cotelligent Group, Inc.                              FOR IMMEDIATE RELEASE
101 California Street                                For Information Contact:
Suite 2050                                           James R. Lavelle, Chief
San Francisco, CA  94111                                   Executive Officer
Telephone:  415-439-6400                             COTL # 98-



               Cotelligent Group, Inc. Names Herbert D. Montgomery Senior Vice President, Chief Financial Officer and Treasurer


     San Francisco, CA (January 27, 1998), Cotelligent Group, Inc. ("Cotelligent"), today announced that on January 26, 1998, Herbert D. Montgomery joined the Company as Senior Vice President, Chief Financial Officer and Treasurer, reporting to James R. Lavelle, Chairman and Chief Executive Officer. Montgomery succeeds Daniel E. Jackson, Cotelligent's Senior Vice President of Corporate Development and General Counsel who has been serving as interim Chief Financial Officer.

     Mr. Lavelle stated, "Herb Montgomery's career has encompassed fifteen years in high technology, eleven years in consulting and financial services and most recently in engineering and construction. Herb's experience as a public company financial executive and his reputation as a key strategist and incisive decision-maker, as well as his high personal integrity are outstanding additions to our management team." Lavelle added, "While Dan Jackson has been extremely effective as our interim CFO, bringing Herb Montgomery to our team will allow Dan to devote his entire focus and attention on continuing to build Cotelligent's acquisition program."

Press Release
January 27, 1998
Page 2

     Montgomery most recently served as Senior Vice President, Chief Financial Officer and Treasurer at Guy F. Atkinson Company ('Atkinson"), an engineering and construction concern, where he provided guidance through a workout and divestiture situation. Prior to joining Atkinson, he served in the same capacity at Harding Lawson Associates, Inc., an international engineering consulting firm. Over a five-year period at Harding Lawson, in addition to his responsibilities as the company's financial executive, he led the development of the company's infrastructure and was actively involved in the company's acquisition activities.
     Mr. Montgomery holds a BS degree in Finance and a Master of Science degree in Business Administration from California State University, Northridge.
     Cotelligent Group, Inc. is a leading provider of information technology consulting, staffing and outsourcing services focused on application software design and development, systems integration, internet/intranet design and development, and network design and management services. The Company employs approximately 2,700 information technology professionals and operating staff in 22 major metropolitan markets throughout the United States. Cotelligent's web site is http://www.cotl.com/. --------------------

                                       ###